Contact: Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE: Wednesday, October 22, 2003

Subject: Black & Decker Reports Record $1.15 Recurring Earnings Per Share for Third Quarter of 2003, a 21% Increase Over 2002, on 5% Sales Increase; Increases Full-Year Earnings Guidance

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the third quarter of 2003 were $74.4 million or $0.95 per diluted share, versus net earnings of $54.9 million, or $0.68 per diluted share in the third quarter of 2002. Excluding restructuring charges in both years, recurring diluted earnings per share were a record $1.15 for the quarter, an increase of 21% over $0.95 in the third quarter of 2002. Restructuring charges, for the final phase of the program announced in early 2002, were $21.0 million before taxes, $15.3 million after taxes, or $0.20 per diluted share in the third quarter of 2003. In the third quarter of 2002, restructuring charges were $38.4 million before taxes, $22.3 million after taxes, or $0.27 per diluted share.

     Sales for the third quarter of 2003 were $1.14 billion, a 5% increase over $1.09 billion for the same period last year. Sales increased 2% excluding the effects of foreign currency translation.
                                     (more)

Page Two

     Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "For the sixth straight quarter, our earnings per share grew by more than 19%. Our performance this quarter reflected both sales growth and operating margin improvement. As economic conditions improved, sales exceeded our expectations, particularly in our North American power tools and accessories business. Our Hardware and Home Improvement segment continued its recovery, posting a double-digit sales increase and excellent operating margin.

     "Free cash flow was $136 million for the quarter, reflecting strong earnings and our continued focus on inventory management. Inventory was $765 million at the end of the quarter, $22 million lower than the third quarter of 2002 and $3 million lower than the second quarter of 2003. This sequential decrease is a noteworthy accomplishment, since we generally increase inventory in the third quarter to prepare for the holiday season. We are pleased that we could deliver excellent earnings despite significantly decreasing production levels to reduce inventory.

     "The restructuring program that we announced in early 2002 is in its final phase and continues to generate significant cost savings. The restructuring charge recorded in this quarter represents the final charge under the program. Actions covered by this charge include the previously announced closure of a compressor plant in Pennsylvania and headcount reductions in our power tools operations in the United States and Europe. Because of the outstanding execution of this program, we now expect incremental savings of $40 million in 2003, $45 million in 2004 and $10 million in 2005. Combined with $25 million realized in 2002, this totals $120 million of annualized savings, a 20% increase from our original target of $100 million.

     "Sales in the Power Tools and Accessories segment increased 1% for the quarter, due largely to growth in the U.S. and Asia. In the U.S., sales of consumer products increased at a mid-single-digit rate, with strong sales of power tools and lawn and garden products. Sales of professional products increased at a low single-digit rate, led by the industrial construction independent channel.
                                     (more)

Page Three

     "Sales in Europe decreased at a low single-digit rate, with a decline in sales of consumer tools partly offset by growth in professional tool sales. The weak economic environment, particularly in Germany and France, continued to challenge our consumer division. As a result of cost reduction efforts and favorable currency, however, our European operating profit increased significantly despite the sales decline.

     "Operating profit for the segment decreased 10% compared to a very strong third quarter last year, with declines in the Americas partly offset by gains in Europe and other regions. While our restructuring and Six Sigma programs continued to generate savings, we significantly reduced production levels, which in turn reduced gross margins.

     "Sales in the Hardware and Home Improvement segment increased 11% for the quarter. Because of a significant increase in product listings at Lowe's, sales of Price Pfister(R) plumbing products increased at a double-digit rate. Sales in the Kwikset(R) security hardware business increased at a high single-digit rate, reflecting successful combination kit promotions. Operating margins improved for both Kwikset and Price Pfister, driven by productivity and restructuring savings. As a result, operating profit more than doubled for the segment again this quarter.

     "Sales in the Fastening and Assembly Systems segment were down 3% for the quarter, due largely to weakness in the North American industrial and automotive markets. Strong sales in Europe and Asia helped to mitigate the North American decline. Operating profit in this segment decreased 16% from the third quarter last year, primarily because of lower sales and production volumes.

     "As announced on October 1, we completed the acquisition of the Baldwin Hardware Corporation and Weiser Lock Corporation from Masco Corporation early in our fourth quarter. We are excited about the opportunity to combine these operations with our Kwikset business, and expect that the acquisition will be modestly accretive in 2004. We will provide details on our plan to eliminate excess costs and capacity from the combined business and any associated restructuring charges when we announce our full-year results in January.
                                     (more)

Page Four

     "Looking forward, we are optimistic that, with the help of a recovering U.S. economy, we can deliver sales growth in the fourth quarter. We are forecasting low single-digit sales growth excluding currency translation and revenues of the acquired businesses, or mid-to-high-single-digit growth including those factors. Combined with modestly higher operating margin, lower interest expense and a lower share count, we expect diluted earnings per share in the $1.20-to-$1.30 range for the fourth quarter. This range excludes any restructuring charges associated with the integration of our security hardware businesses. This guidance represents an increase from our previous forecast and an improvement of 14% to 24% from recurring diluted earnings of $1.05 per share in 2002.

     "For the full year, we anticipate diluted earnings per share in the $3.87-to-$3.97 range, excluding restructuring charges. Due to our success in reducing inventory and keeping capital expenditures below depreciation so far this year, we now anticipate converting approximately 90% of full-year net earnings to free cash flow, including restructuring spending. Last week we announced a 75% increase in our quarterly dividend, which demonstrates our confidence in the Corporation's ability to generate earnings and cash, and our commitment to returning cash to shareholders.

     "Black & Decker's outstanding financial performance this quarter combined solid sales growth, excellent operational execution and great cash flow. As our track record demonstrates, our strengths in brand management, product development and understanding end-users enable us to beat the competition and generate strong financial returns. By combining market leadership with operating excellence, Black & Decker is benefiting from the improving economy and should continue delivering outstanding value to shareholders."

     The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss third-quarter results and the outlook for the remainder of 2003. Investors can listen to the conference call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the event to assure timely access. A replay of the call will be available at www.bdk.com.
                                     (more)

Page Five

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
                                      # # #


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                  Three Months Ended
                                       -----------------------------------------
                                       September 28, 2003    September 29, 2002
                                       -------------------   -------------------

SALES                                  $          1,143.8    $          1,085.2
     Cost of goods sold                             739.3                 704.5
     Selling, general, and
       administrative expenses                      273.6                 259.0
     Restructuring and exit costs                    21.0                  38.4
                                       -------------------   -------------------
OPERATING INCOME                                    109.9                  83.3
     Interest expense (net of
       interest income)                               7.6                  14.2
     Other expense                                     .4                   1.7
                                       -------------------   -------------------
EARNINGS BEFORE INCOME TAXES                        101.9                  67.4
     Income taxes                                    27.5                  12.5
                                       -------------------   -------------------
NET EARNINGS                           $             74.4    $             54.9
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - BASIC                           $              .96    $              .68
                                       ===================   ===================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                77.7                  80.5
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION               $              .95    $              .68
                                       ===================   ===================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                78.0                  80.9
                                       ===================   ===================


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                   Nine Months Ended
                                       -----------------------------------------
                                       September 28, 2003    September 29, 2002
                                       -------------------   -------------------

SALES                                  $          3,231.7    $          3,162.2
     Cost of goods sold                           2,084.0               2,096.1
     Selling, general, and
       administrative expenses                      831.6                 774.7
     Restructuring and exit costs                    21.0                  38.4
                                       -------------------   -------------------
OPERATING INCOME                                    295.1                 253.0
     Interest expense (net of
       interest income)                              27.4                  44.8
     Other expense                                    2.7                   5.1
                                       -------------------   -------------------
EARNINGS BEFORE INCOME TAXES                        265.0                 203.1
     Income taxes                                    71.5                  49.1
                                       -------------------   -------------------
NET EARNINGS                           $            193.5    $            154.0
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - BASIC                           $             2.48    $             1.92
                                       ===================   ===================

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                77.9                  80.4
                                       ===================   ===================



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION               $             2.48    $             1.90
                                       ===================   ===================

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                78.1                  80.9
                                       ===================   ===================


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)


                                        September 28, 2003    December 31, 2002
                                        -------------------   ------------------

ASSETS
Cash and cash equivalents               $            201.9    $           517.1
Trade receivables                                    856.0                729.0
Inventories                                          764.9                748.9
Other current assets                                 220.0                198.9
                                        -------------------   ------------------
       TOTAL CURRENT ASSETS                        2,042.8              2,193.9
                                        -------------------   ------------------

PROPERTY, PLANT, AND EQUIPMENT                       620.1                655.9
GOODWILL                                             736.8                729.1
OTHER ASSETS                                         550.0                551.6
                                        -------------------   ------------------
                                        $          3,949.7    $         4,130.5
                                        ===================   ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                   $             10.1    $             4.6
Current maturities of long-term debt                    .4                312.0
Trade accounts payable                               417.8                343.2
Other accrued liabilities                            762.3                793.6
                                        -------------------   ------------------
       TOTAL CURRENT LIABILITIES                   1,190.6              1,453.4
                                        -------------------   ------------------

LONG-TERM DEBT                                       922.4                927.6
DEFERRED INCOME TAXES                                212.3                211.3
POSTRETIREMENT BENEFITS                              417.2                409.0
OTHER LONG-TERM LIABILITIES                          519.9                529.6
STOCKHOLDERS' EQUITY                                 687.3                599.6
                                        -------------------   ------------------
                                        $          3,949.7    $         4,130.5
                                        ===================   ==================


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)

                                                  Reportable Business Segments
                                        -----------------------------------------------
                                               Power     Hardware   Fastening               Currency      Corporate,
                                             Tools &       & Home  & Assembly            Translation    Adjustments,
Three Months Ended September 28, 2003    Accessories  Improvement     Systems     Total  Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  788.2       $198.8      $122.4  $1,109.4       $ 34.4          $    -      $1,143.8
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)               95.3         26.7        16.2     138.2          2.4            (9.7)        130.9
Depreciation and amortization                   20.8          6.1         3.8      30.7           .8              .8          32.3
Capital expenditures                            22.4          1.3         3.0      26.7          1.0              .2          27.9

Three Months Ended September 29, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  778.0       $179.7      $125.9  $1,083.6       $  1.6          $    -      $1,085.2
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              106.2         10.5        19.2     135.9           .1           (14.3)        121.7
Depreciation and amortization                   19.9          7.4         3.6      30.9           .1              .1          31.1
Capital expenditures                            16.8          2.4         1.6      20.8           .1              .4          21.3


Nine Months Ended September 28, 2003
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $2,200.9       $563.5      $379.6  $3,144.0       $ 87.7          $    -      $3,231.7
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              238.1         59.8        53.0     350.9          8.9           (43.7)        316.1
Depreciation and amortization                   60.4         22.1        11.4      93.9          2.1             9.0         105.0
Capital expenditures                            52.7         14.8         9.4      76.9          1.9              .7          79.5

Nine Months Ended September 29, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $2,245.0       $577.3      $384.5  $3,206.8       $(44.6)         $    -      $3,162.2
Segment profit (loss) (for Consoli-
    dated, operating income before
    restructuring and exit costs)              240.5         32.9        54.8     328.2         (3.5)          (33.3)        291.4
Depreciation and amortization                   60.1         25.0        10.8      95.9         (1.1)            1.1          95.9
Capital expenditures                            52.3          8.6         9.0      69.9          (.4)             .7          70.2


     The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:


                                                     Three Months Ended                Nine Months Ended
----------------------------------------------------------------------------------------------------------------
                                               September 28,    September 29,    September 28,    September 29,
                                                        2003             2002             2003             2002
----------------------------------------------------------------------------------------------------------------
Segment profit for total reportable
     business segments                                $138.2           $135.9           $350.9           $328.2

Items excluded from segment profit:

     Adjustment of budgeted foreign
       exchange rates to actual rates                    2.4               .1              8.9             (3.5)

     Depreciation of Corporate property                  (.3)             (.1)             (.8)            (1.1)

     Adjustment to businesses' post-
       retirement benefit expenses
       booked in consolidation                           3.6              9.3             10.9             28.3

     Other adjustments booked in
       consolidation directly related to
       reportable business segments                      1.0             (2.1)           (10.2)            (3.6)

Amounts allocated to businesses in arriving
     at segment profit in excess of (less
     than) Corporate center operating
     expenses, eliminations, and other
     amounts identified above                          (14.0)           (21.4)           (43.6)           (56.9)
----------------------------------------------------------------------------------------------------------------
     Operating income before restructuring
       and exit costs                                  130.9            121.7            316.1            291.4

Restructuring and exit costs                            21.0             38.4             21.0             38.4
----------------------------------------------------------------------------------------------------------------
     Operating income                                  109.9             83.3            295.1            253.0

Interest expense, net of interest income                 7.6             14.2             27.4             44.8

Other expense                                             .4              1.7              2.7              5.1
----------------------------------------------------------------------------------------------------------------
     Earnings before income taxes                     $101.9           $ 67.4           $265.0           $203.1
================================================================================================================


BASIS OF PRESENTATION:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2003. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:
     To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses, as well as to exclude effects of changes in foreign currency exchange rates on sales. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.
     This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Net  earnings  and  diluted  earnings  per  share,   excluding  the  effects  of
--------------------------------------------------------------------------------
restructuring charges:
----------------------
     The calculation of net earnings, excluding restructuring and exit costs, net of tax, and diluted earnings per share, excluding restructuring and exit costs, net of tax, for the quarter ended September 28, 2003, and September 29, 2002, follows (dollars in millions except per share amounts):

                                                      Three Months Ended
                                                 September 28,    September 29,
                                                          2003             2002
                                                 --------------   --------------

    Net earnings                                         $74.4            $54.9
    Excluding:
      Restructuring and exit costs, net of tax            15.3             22.3
                                                         ------           ------
    Net earnings, excluding restructuring
      and exit costs                                     $89.7            $77.2
                                                         ======           ======

    Net earnings per common share
      - assuming dilution                                $ .95            $ .68
    Excluding:
      Restructuring and exit costs, net of tax,
        per common share - assuming dilution               .20              .27
                                                         ------           ------
    Net earnings, excluding restructuring and
      exit costs, per common share
      - assuming dilution                                $1.15            $ .95
                                                         ======           ======

    Shares used in computing diluted
      earnings per share (in millions)                    78.0             80.9
                                                         ======           ======

Sales, excluding the effects of foreign currency translation:
-------------------------------------------------------------
     As more fully described in this press release under the caption "Supplemental Information About Business Segments--Basis of Presentation", elements of segment profit, including sales, for units located outside of the United States are generally measured using the local currency as the functional currency. For these units, sales are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. Amounts included on the line entitled "Sales to unaffiliated customers" under the heading "Reportable Business Segments" in the first table under the caption "Supplemental Information About Business Segments" are reflected at the Corporation's budgeted rates of exchange for 2003. The reference in this press release to a 2% increase in sales, excluding the effects of foreign currency translation, for the third quarter of

2003, compared to the corresponding period in 2002, represents the increase in sales to unaffiliated customers of total reportable business segments of
$1,109.4 million during the third quarter of 2003 as compared to $1,083.6 million during the third quarter of 2002, both at the Corporation's budgeted rates of exchange for 2003.

Free cash flow for the quarter ended September 28, 2003:
--------------------------------------------------------
     The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales), for the quarter ended September 28, 2003, follows (dollars in millions):

    Cash flow from operating activities                                $159.5
    Capital expenditures                                                (27.9)
    Proceeds from disposals of assets                                     4.8
                                                                       -------
    Free cash flow                                                     $136.4
                                                                       =======

Diluted  earnings  per share for the fourth  quarter 2003 and 2002 and full year
--------------------------------------------------------------------------------
2003:
-----
     This press release includes forward-looking statements with respect to management's expectation that the Corporation's diluted earnings per share would range from $1.20 to $1.30 for the fourth quarter of 2003 and from $3.87 to $3.97 for the full year. The press release also includes a forward-looking statement that the diluted earnings per share guidance for the fourth quarter of 2003 would represent an increase of fourteen to twenty-four percent versus 2002's recurring diluted earnings per share of $1.05. The aforementioned range for the fourth quarter of 2003 excludes the after-tax effects of restructuring and exit costs that may be recognized in 2003 associated with the Corporation's integration of its security hardware businesses and, for the related percentage increases, the after-tax effects of the $9.4 million (net of tax of $2.9 million) restructuring and exit costs that were recognized in 2002. The aforementioned range for the full year 2003 excludes the after-tax effects of restructuring and exit costs of $15.3 million (net of tax of $5.7 million) that have been recognized by the Corporation through September 28, 2003, under the Corporation's previously announced restructuring program, and that may be recognized in the fourth quarter of 2003 associated with the Corporation's integration of its security hardware businesses.
     The calculation of net earnings, excluding restructuring and exit costs, net of tax, and diluted earnings per share, excluding restructuring and exit costs, net of tax, for the quarter ended December 31, 2002, follows (dollars in millions except per share amounts):

    Net earnings                                                        $75.7
    Excluding:
      Restructuring and exit costs, net of tax                            9.4
                                                                        ------
    Net earnings, excluding restructuring and exit costs                $85.1
                                                                        ======

    Net earnings per common share - assuming dilution                   $ .94
    Excluding:
      Restructuring and exit costs, net of tax, per common
         share - assuming dilution                                        .11
                                                                        ------
    Net earnings, excluding restructuring and exit costs, per
       common share - assuming dilution                                 $1.05
                                                                        ======

    Shares used in computing diluted
      earnings per share (in millions)                                   80.7
                                                                        ======

Recurring operating margins:
----------------------------
     This press release includes forward-looking statements with respect to management's expectation that operating margins would be modestly higher for the fourth quarter of 2003 as compared to the fourth quarter of 2002. The aforementioned operating margin improvement excludes the pre-tax effects of restructuring and exit costs that may be recognized in 2003 associated with the Corporation's integration of its security hardware businesses and restructuring and exit costs that were recognized by the Corporation during 2002, as previously discussed.